SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CHAD THERAPEUTICS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

The Ambulatory O2 Specialists

21622 Plummer Street
Chatsworth, CA 91311
Toll Free: 800.423.8870
Phone: 818.882.0883
Fax: 818.407.8148

Dear Fellow Shareholder:

Enclosed are the Proxy Statement and voting card for CHAD’s fiscal 2004 Annual Meeting of Shareholders, along with our Annual Report for the year. We strongly urge you to read these materials, fill out the enclosed proxy voting card and return it in the enclosed envelope as soon as possible.

As described in the enclosed materials, fiscal 2004 was a good year for your company as we continued to successfully execute the strategic growth plan we presented to you several years ago. We achieved solid growth in sales and earnings, improved our already strong balance sheet and made excellent progress in the new product development programs that set the stage for continued success in the future. The increase in CHAD’s stock price and trading volume during the past year shows that the financial community has taken notice of our progress.

Given our progress and accomplishments of the past year, we hope that another proxy contest is not in our future. However, based on our experiences of the past two years, we think it is wise to share the following proxy contest basics with you:

•	The last card you sign and send in is the only one that counts.

•	You are not obligated to respond more than once.

•	Each proxy card you return cancels out your prior votes, for example:

•	Assume you return a card supporting CHAD’s slate of directors.

•	Later you receive a proxy from an opposing group that you do not support but return their card and vote to withhold your support from them. This is the card that would now count.

•	Your original vote FOR CHAD’s slate of directors would not count.

•	To reinstate your vote in favor of CHAD’s slate of directors, you would need to send in another proxy card in support of them with a date later than the other cards.

If you support CHAD’s slate of director nominees, the best thing you can do is return the enclosed proxy card and DO NOT return any cards received from other groups or individuals. Once you have voted, you are not required to respond to subsequent solicitations unless you change your mind as to which group you want to vote for.

Brokers cannot vote on your behalf in a proxy contest. Your vote is important and in a proxy contest you must personally vote to be heard.

This is why it is important for you to exercise your right to vote as soon as possible. If you believe in our solid business plan and trust in our ability to continue executing our plan successfully, we urge you to vote for the nominees recommended by CHAD’s Board of Directors and described in the enclosed materials. This will help us keep the cost of soliciting proxies down, and also send a powerful message that you want CHAD’s management team spending their time on growing our business instead of fighting wasteful, unnecessary proxy contests.

We appreciate your support over the years and pledge to continue to work hard to earn and deserve your support in the years to come. If you have any questions or comments, please feel free to contact either Tom Jones or Earl Yager at CHAD.

Thank you and please vote today.

/S/ Thomas E. Jones	/S/ Earl L. Yager

Thomas E. Jones Chairman	Earl L. Yager Chief Executive Officer